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                                                                       EXHIBIT 1

December 26, 2001

VIA CERTIFIED MAIL AND COURIER

Acres Gaming Incorporated
7115 Amigo Street, Suite 150
Las Vegas, NV 89119
Attn:   Patrick W. Cavanaugh,
        Chief Financial Officer

            RE:     NOTICE OF REDEMPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

Dear Mr. Cavanaugh:

        This letter serves as notice pursuant to Section 4.5 of the Certificate of Designation of Acres Gaming Incorporated ("Acres") that IGT, a wholly owned subsidiary of International Game Technology ("IGT") hereby elects to redeem all of its shares of Series A Convertible Preferred Stock of Acres (the "Series A Preferred Stock").

        Number of shares of Series A Preferred Stock to be redeemed:    519,481

        Redemption Date:     January 28, 2002

        Total Redemption Price:    $5,000,004.00, plus any and all declared but
unpaid dividends on the shares of Series A Preferred Stock.

        IGT will surrender to Acres, in the manner and at the place designated by Acres, the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed upon payment of the Redemption Price. Please contact Ken Creighton of our offices at (775) 448-0119 to make arrangements for the surrender of the stock certificates and payment.

                                     IGT

                                     By:  /s/ Maureen Mullarkey
                                          --------------------------------------
                                          Maureen Mullarkey
                                          Senior Vice President of Finance,
                                          Chief Financial Officer and Treasurer


cc:     Patrick Simpson, Esq.